For release:  August 7, 2015

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC Announces Common Dividend and Preferred Dividend

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHCPRA), the nation’s oldest publicly traded long-term health care company, announced today that it will pay a quarterly dividend of 40 cents per common share to shareholders of record on September 30, 2015 and payable on December 1, 2015.

The Company will also pay a quarterly dividend of 20 cents per preferred share to shareholders of record on September 15, 2015 and payable on October 15, 2015.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,423 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 19 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.  The reference to our website is not intended to incorporate our website into this press release.